Exhibit 99.1
CENTERPLATE NAMES JANET L. STEINMAYER CHIEF EXECUTIVE OFFICER;
DAVID M. WILLIAMS ELECTED CHAIRMAN
SPARTANBURG, S.C., March 2, 2006 – Centerplate, Inc. (AMEX:CVP; TSX:CVP.un) today announced the election of Janet L. Steinmayer as chief executive officer. Ms. Steinmayer has served as company president since February 2005 and was named a director and chief operating officer in September 2005. In addition, David M. Williams, a current board member, has agreed to serve as chairman of the board. The appointments follow the resignation of Paul W. MacPhail, effective immediately, who is leaving the company to become a principal in a start-up enterprise unrelated to the hospitality industry.
On behalf of the board of directors, Dave Williams said, “We are extremely pleased to have an executive of Janet Steinmayer’s breadth and depth of experience to lead Centerplate. Janet knows every facet of our business and we are confident she will continue to strengthen and expand our competitive position.” He added, “We wish Paul MacPhail every success in his new venture and we appreciate his contribution to Centerplate.”
Ms. Steinmayer has been with the company since 1993. Prior to joining the company, she was senior vice president and general counsel of Trans World Airlines, Inc. Ms. Steinmayer is a graduate of Bryn Mawr College, where she currently serves on its board of trustees, and of the University of Chicago Law School.
Mr. Williams, who has served on Centerplate’s board since the company’s initial public offering in December of 2003, is the former president and chief executive officer of the Ontario Workplace Safety & Insurance Board and prior to that time was executive vice president of George Weston Limited and the Loblaw Companies Ltd., Canada’s largest food retailer.
As previously announced, Centerplate will hold a conference call for investors and analysts to discuss fourth quarter and full-year 2005 earnings on Wednesday, March 8 at 5:30 p.m., eastern standard time.
For more information contact:
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

5
Centerplate is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.